Exhibit 99.1

News Release

Investor Contact

Ken Diptee

            Executive Director, Investor Relations

Dine Brands Global, Inc.

818-637-3632

Ken.Diptee@dinebrands.com

Media Contact

Susan Nelson

Vice President, Global Communications

and Public Affairs

Dine Brands Global, Inc.

Susan.Nelson@dinebrands.com

Dine Brands Global, Inc. Reports First Quarter 2022 Results

Consolidated Revenues Increased 13% to $230.4 Million Year-over-Year

Gross Profit Improved by 9% to $92.8 Million Year-over-Year

Company Repurchased $41 Million of its Outstanding Common Stock

Applebee’s and IHOP Franchisees Opened 11 New Restaurants

GLENDALE, Calif., May 4, 2022 – Dine Brands Global, Inc. (NYSE: DIN), the parent company of Applebee’s Neighborhood Grill + Bar® and IHOP® restaurants, today announced financial results for the first quarter of fiscal 2022.

“Our first-quarter financial results reflect the continued improvement in our business and the proven stability of our asset-light model. We continue to focus on taking an aggressive approach to innovation and investments in technology, new restaurant formats, and developing incremental growth channels. We have a clear vision, a solid strategy in place, and are positioned to win in a fast-changing environment,” said John Peyton, chief executive officer of Dine Brands Global, Inc.

Vance Chang, chief financial officer, added, “Our business remains strong. The stability of our model enabled us to return over $56 million to shareholders in the first quarter through share repurchases and dividends while investing in the business to drive long-term growth.”

Domestic System-Wide Comparable Same-Restaurant Sales Relative to the First Quarter of 2021

Domestic Same-Restaurant Sales (Fiscal Month)

	January	February	March	Q1 2022
Applebee’s	17.6%	25.1%	5.5%	14.3%
IHOP	25.0%	28.0%	7.6%	18.1%

•	Applebee’s year-over-year comparable same-restaurant sales increased 14.3% for the first quarter of 2022.

•	IHOP’s year-over-year comparable same-restaurant sales increased 18.1% for the first quarter of 2022.

Historical Domestic System-Wide Comparable Same-Restaurant Sales Relative to the Prior Year

Off-Premise Sales Mix for the First Quarter of 2022

•	Applebee’s off-premise sales accounted for 27.6% of sales mix for the first quarter of 2022, with average weekly sales of approximately $14,700.

•	IHOP’s off-premise sales accounted for 24.6% of sales mix for the first quarter of 2022, with average weekly sales of approximately $8,900.

First Quarter of 2022 Summary

•

GAAP earnings per diluted share of $1.45 for the first quarter of 2022 compared to earnings per diluted share of $1.51 for the first quarter of 2021. The variance was primarily due to higher income tax expense and an increase in general and administrative expenses, partially offset by an increase in gross profit and a decrease in closure and impairment charges.

•

Adjusted earnings per diluted share of $1.54 for the first quarter of 2022 compared to adjusted earnings per diluted share of $1.75 for the first quarter of 2021. The variance was primarily due to higher income tax expense, partially offset by an increase in gross profit. (See “Non-GAAP Financial Measures” and reconciliation of GAAP earnings per diluted share to adjusted earnings per diluted share.)

•

General and administrative expenses for the first quarter of 2022 were $41.5 million compared to $39.9 million for the first quarter of 2021. The variance was primarily due to costs associated with the return to normal operating procedures, including an increase in travel related to franchisee support functions, the resumption of conferences, and an increase in personnel-related costs.

•

Consolidated adjusted EBITDA for the first quarter of 2022 was $65.2 million compared to $58.1 million for the first quarter of 2021. (See “Non-GAAP Financial Measures” and reconciliation of GAAP net income to consolidated adjusted EBITDA.)

•

The Company had adjusted free cash outflow of $10.1 million for the first quarter of 2022. This compares to adjusted free cash flow of $30.7 million for the first quarter of 2021. The variance was primarily due to the change in working capital as part of cash flows from operating activities. The change in working capital was primarily due to the one-time collection of franchisee deferrals in the first quarter of 2021, payments for higher incentive compensation earned in 2021 and benefits, and the timing of marketing disbursements. (See “Non-GAAP Financial Measures” and reconciliation of the Company’s cash provided by operating activities to adjusted free cash flow.)

•

Cash flows from operating activities for the first quarter of 2022 resulted in cash used of $7.8 million. This compares to cash provided from operating activities of $30.6 million for the first quarter of 2021. The decline was primarily due to the change in working capital, which was primarily due to the one-time collection of franchisee deferrals in the first quarter of 2021, payments for higher incentive compensation earned in 2021 and benefits, and the timing of marketing disbursements.

•	Development activity by Applebee’s and IHOP franchisees for the first quarter of 2022 resulted in the opening of 11 new restaurants and the closure of 11 restaurants.

Cash Position as of March 31, 2022

The Company had $358.3 million of total cash, cash equivalents and restricted cash, of which $294.7 million was unrestricted cash.

The Company’s leverage ratio was 4.05x compared to 3.86x as of December 31, 2021. The change in the Company’s leverage ratio was due to the less total cash compared to the fourth quarter of 2021.

The Company’s debt service coverage ratio was approximately 4.6x compared to approximately 4.7x as of December 31, 2021.

There were no outstanding borrowings under the revolving credit facility. As of March 31, 2022, $3.5 million was pledged against the revolving credit facility for outstanding letters of credit, leaving $221.5 million available.

GAAP Effective Tax Rate

The Company’s effective tax rate for the first quarter of 2022 was a 27.2% tax expense compared to a 6.6% tax benefit for first quarter of 2021. The variance was primarily due to the recognition of excess tax benefits on stock-based compensation related to the departure of the Company’s previous chief executive officer in the first quarter of 2021.

Capital Return to Shareholders

The Company repurchased 588,108 shares of its common stock in the first quarter of 2022 for a total of approximately $41.4 million.

On February 22, 2022, the Company announced that its Board of Directors declared and approved a 15% increase in the quarterly cash dividend to $0.46 per share of common stock. The dividend was paid on April 1, 2022, to the Company’s stockholders of record at the close of business on March 21, 2022.

Effective April 1, 2022, the Company’s Board of Directors also approved a new share repurchase program of up to $250 million and terminated the then existing share repurchase program, approved in February 2019.

Financial Performance Guidance for 2022

The Company’s guidance assumes there are no significant disruptions to its business due to COVID-19 during 2022, except for the impact from Omicron in the first quarter. The projections are as of this date. The Company assumes no obligation to update or supplement this information.

•

The Company reiterates expectations for general and administrative expenses to range between approximately $188 million and $198 million, including non-cash stock-based compensation expense and depreciation of approximately $30 million. This range reflects incremental investments in technology and operational initiatives as well as unit development and is inclusive of general and administrative expenses related to the company restaurants segment.

•	The Company reiterates expectations for capital expenditures to range between $33 million and $38 million, reflecting incremental investments in the business to support sustainable growth.

•	The Company reiterates expectations for domestic development activity by IHOP franchisees and area licensees to result in net new openings between 50 and 65 restaurants.

•

The Company reiterates expectations for domestic development activity by Applebee’s franchisees to result in between 5 and 15 net fewer restaurants. In 2021, Applebee’s concluded a strategic initiative to close underperforming domestic restaurants to improve the performance of the franchised system.

•

The Company reiterates expectations for consolidated adjusted EBITDA to range between approximately $235 million and $250 million. This range is inclusive of adjusted EBITDA related to the company restaurants segment.

First Quarter of 2022 Earnings Conference Call Details

Dine Brands will host a conference call to discuss its results on May 4, 2022 at 9:00 a.m. Eastern time.

To participate on the call, please dial (833) 528-0602 and enter the conference identification number 7194889. International callers, please dial (830) 221-9708 and enter the conference identification number

7194889.

A live webcast of the call will be available on www.dinebrands.com and may be accessed by visiting Events and Presentations under the site’s Investors section. Participants should allow approximately ten minutes prior to the call’s start time to visit the site and download any streaming media software needed to listen to the webcast. A telephonic replay of the call may be accessed from 12:00 p.m. Eastern time on May 4, 2022 through 12:00 p.m. Eastern time on May 11, 2022 by dialing (855) 859-2056 and entering the conference identification number 7194889. International callers, please dial (404) 537-3406 and enter the conference identification number 7194889. An online archive of the webcast will also be available on Events and Presentations under the Investors section of the Company’s website.

About Dine Brands Global, Inc.

Based in Glendale, California, Dine Brands Global, Inc. (NYSE: DIN), through its subsidiaries, franchises restaurants under both Applebee’s Neighborhood Grill + Bar® and IHOP® brands. With over 3,400 restaurants combined in 16 countries and 338 franchisees as of December 31, 2021, Dine Brands is one of the largest full-service restaurant companies in the world. For more information on Dine Brands, visit the Company’s website located at www.dinebrands.com.

Forward-Looking Statements

Statements contained in this press release may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can identify these forward-looking statements by words such as “may,” “will,” “would,” “should,” “could,” “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “goal” and other similar expressions. These statements involve known and unknown risks, uncertainties and other factors, which may cause actual results to be materially different from those expressed or implied in such statements. These factors include, but are not limited to: uncertainty regarding the duration and severity of the ongoing COVID-19 pandemic and its ultimate impact on the Company; the effectiveness of related containment measures; general economic conditions; our level of indebtedness; compliance with the terms of our securitized debt; our ability to refinance our current indebtedness or obtain additional financing; our dependence on information technology; potential cyber incidents; the implementation of restaurant development plans; our dependence on our franchisees; the concentration of our Applebee’s franchised restaurants in a limited number of franchisees; the financial health of our franchisees; our franchisees’ and other licensees’ compliance with our quality standards and trademark usage; general risks associated with the restaurant industry; potential harm to our brands’ reputation; possible future impairment charges; the effects of tax reform; trading volatility and fluctuations in the price of our stock; our ability to achieve the financial guidance we provide to investors; successful implementation of our business strategy; the availability of suitable locations for new restaurants; shortages or interruptions in the supply or delivery of products from third parties or availability of utilities; the management and forecasting of appropriate inventory levels; development and implementation of innovative marketing and use of social media; changing health or dietary preference of consumers; risks associated with doing business in international markets; the results of litigation and other legal proceedings; third-party claims with respect to intellectual property assets; our ability to attract and retain management and other key employees; compliance with federal, state and local governmental regulations; risks associated with our self-insurance; natural disasters, pandemics, epidemics, or other serious incidents; our success with development initiatives outside of our core business; the adequacy of our internal controls over financial reporting and future changes in accounting standards; and other factors discussed from time to time in the Corporation’s Annual and Quarterly Reports on Forms 10-K and 10-Q and in the Corporation’s other filings with the Securities and Exchange Commission. The forward-looking statements contained in this press release are made as of the date hereof and the Corporation does not intend to, nor does it assume any obligation to, update or supplement any forward-looking statements after the date hereof to reflect actual results or future events or circumstances.

Non-GAAP Financial Measures

This press release includes references to the Company’s non-GAAP financial measure “adjusted net income available to common stockholders”, “adjusted earnings per diluted share (Adjusted EPS)”, “Adjusted EBITDA” and “Adjusted free cash flow.” Adjusted EPS is computed for a given period by deducting from net income or loss available to common stockholders for such period the effect of any closure and impairment charges, any gain or loss related to debt extinguishment, any intangible asset amortization, any non-cash interest expense, any gain or loss related to the disposition of assets, and other items deemed not reflective of current operations. This is presented on an aggregate basis and a per share (diluted) basis. Adjusted EBITDA is computed for a given period by deducting from net income or loss for such period the effect of any closure and impairment charges, any interest charges, any income tax provision or benefit, any non-cash stock-based compensation, any depreciation and amortization, any gain or loss related to the disposition of assets and other items deemed not reflective of current operations. “Adjusted free cash flow” for a given period is defined as cash provided by operating activities, plus receipts from notes and equipment contracts receivable, less capital expenditures. Management may use certain of these non-GAAP financial measures along with the corresponding U.S. GAAP measures to evaluate the performance of the business and to make certain business decisions. Management uses adjusted free cash flow in its periodic assessments of, among other things, the amount of cash dividends per share of common stock and repurchases of common stock and we believe it is important for investors to have the same measure used by management for that purpose. Adjusted free cash flow does not represent residual cash flow available for discretionary purposes. Additionally, adjusted EPS is one of the metrics used in determining payouts under the Company’s annual cash incentive plan. Management believes that these non-GAAP financial measures provide additional meaningful information that should be considered when assessing the business and the Company’s performance compared to prior periods and the marketplace. Adjusted EPS and adjusted free cash flow are supplemental non-GAAP financial measures and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with U.S. GAAP.

Dine Brands Global, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	March 31,
	2022	2021
Revenues:
Franchise revenues:
Royalties, franchise fees and other	$90,349	$80,091
Advertising revenues	70,883	60,885

Total franchise revenues	161,232	140,976
Company restaurant sales	39,416	35,949
Rental revenues	28,807	26,142
Financing revenues	968	1,132

Total revenues	230,423	204,199

Cost of revenues:
Franchise expenses:
Advertising expenses	70,883	60,885
Bad debt credit	(299)	(1,993)
Other franchise expenses	7,448	6,051

Total franchise expenses	78,032	64,943
Company restaurant expenses	37,408	32,884
Rental expenses:
Interest expense from finance leases	768	962
Other rental expenses	21,355	19,996

Total rental expenses	22,123	20,958
Financing expenses	107	128

Total cost of revenues	137,670	118,913

Gross profit	92,753	85,286
General and administrative expenses	41,548	39,911
Interest expense, net	15,533	16,496
Closure and impairment charges	146	2,010
Amortization of intangible assets	2,665	2,688
(Gain) loss on disposition of assets	(1,296)	167

Income before income taxes	34,157	24,014
Income tax (provision) benefit	(9,307)	1,589

Net income	$24,850	$25,603

Net income available to common stockholders:
Net income	$24,850	$25,603
Less: Net income allocated to unvested participating restricted stock	(598)	(548)

Net income available to common stockholders	$24,252	$25,055

Net income available to common stockholders per share:
Basic	$1.45	$1.52

Diluted	$1.45	$1.51

Weighted average shares outstanding:
Basic	16,722	16,460

Diluted	16,758	16,630

Dividends declared per common share	$0.46	$—

Dividends paid per common share	$0.86	$—

Dine Brands Global, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income

(In thousands, except per share amounts)

(Unaudited)

	March 31, 2022	December 31, 2021
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$294,738	$361,412
Receivables, net of allowance of $4,490 (2022) and $4,959 (2021)	94,009	119,968
Restricted cash	47,168	47,541
Prepaid gift card costs	23,981	28,175
Prepaid income taxes	6,867	10,529
Other current assets	10,092	6,728

Total current assets	476,855	574,353
Other intangible assets, net	536,812	539,390
Operating lease right-of-use assets	329,895	335,428
Goodwill	251,628	251,628
Property and equipment, net	175,515	179,411
Deferred rent receivable	48,280	50,257
Long-term receivables, net of allowance of $6,319 (2022) and $6,897 (2021)	42,651	42,493
Non-current restricted cash	16,400	16,400
Other non-current assets, net	10,247	10,006

Total assets	$1,888,283	$1,999,366

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$38,421	$55,956
Gift card liability	137,123	165,530
Current maturities of operating lease obligations	72,451	72,079
Current maturities of finance lease and financing obligations	10,692	10,693
Accrued employee compensation and benefits	14,240	40,785
Accrued advertising	40,681	33,752
Deferred franchise revenue, short-term	7,028	7,246
Dividends payable	—	6,919
Other accrued expenses	14,134	17,770

Total current liabilities	334,770	410,730
Long-term debt, net, less current maturities	1,280,182	1,279,623
Operating lease obligations, less current maturities	313,634	320,848
Finance lease obligations, less current maturities	61,223	59,625
Financing obligations, less current maturities	30,147	31,967
Deferred income taxes, net	73,634	76,228
Deferred franchise revenue, long-term	45,141	46,100
Other non-current liabilities	14,724	17,052

Total liabilities	2,153,455	2,242,173

Commitments and contingencies
Stockholders’ deficit:
Preferred stock, $1 par value, 10,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.01 par value; shares: 40,000,000 authorized; 2022 -24,991,163 issued, 16,746,028 outstanding; 2021 - 24,992,275 issued, 17,163,946 outstanding	250	250
Additional paid-in-capital	250,150	256,189
Retained earnings	52,516	35,415
Accumulated other comprehensive loss	(60)	(59)
Treasury stock, at cost; shares: 2022 - 8,245,135; 2021 - 7,828,329	(568,028)	(534,602)

Total stockholders’ deficit	(265,172)	(242,807)

Total liabilities and stockholders’ deficit	$1,888,283	$1,999,366

Dine Brands Global, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended
	March 31,
	2022	2021
Cash flows from operating activities:
Net income	$24,850	$25,603
Adjustments to reconcile net income to cash flows (used in) provided by operating activities:
Depreciation and amortization	9,938	9,995
Non-cash stock-based compensation expense	4,341	3,094
Non-cash closure and impairment charges	45	1,959
Non-cash interest expense	714	712
Deferred income taxes	(873)	(8,267)
Deferred revenue	(1,177)	(1,565)
(Gain) loss on disposition of assets	(1,296)	167
Other	(1,766)	1,058
Changes in operating assets and liabilities:
Accounts receivable, net	(3,567)	(4,323)
Deferred rent receivable	1,977	1,736
Current income tax receivables and payables	2,352	(552)
Gift card receivables and payables	(2,180)	(3,246)
Other current assets	(3,365)	(3,072)
Accounts payable	(11,683)	809
Operating lease assets and liabilities	(2,909)	(4,374)
Accrued employee compensation and benefits	(26,646)	(6,968)
Accrued advertising expenses	6,929	22,836
Other current liabilities	(3,474)	(5,037)

Cash flows (used in) provided by operating activities	(7,790)	30,565

Cash flows from investing activities:
Principal receipts from notes, equipment contracts and other long-term receivables	4,848	4,651
Net additions to property and equipment	(5,298)	(2,357)
Proceeds from sale of property and equipment	2,862	946
Additions to long-term receivables	(669)	—
Other	(30)	(110)

Cash flows provided by investing activities	1,713	3,130

Cash flows from financing activities:
Repayment of long-term debt	—	(3,250)
Repayment of revolving credit facility	—	(220,000)
Dividends paid on common stock	(14,588)	—
Repurchase of common stock	(41,585)	—
Principal payments on finance lease obligations	(2,340)	(2,621)
Proceeds from stock options exercised	241	19,484
Repurchase of restricted stock for tax payments upon vesting	(1,745)	(1,220)
Tax payments for share settlement of restricted stock units	(953)	(9,711)

Cash flows used in financing activities	(60,970)	(217,318)

Net change in cash, cash equivalents and restricted cash	(67,047)	(183,623)
Cash, cash equivalents and restricted cash at beginning of period	425,353	456,053

Cash, cash equivalents and restricted cash at end of period	$358,306	$272,430

Dine Brands Global, Inc. and Subsidiaries

Non-GAAP Financial Measures

(In thousands, except per share amounts)

(Unaudited)

Reconciliation of net income available to common stockholders to net income available to common stockholders, as adjusted for the following items: Closure and impairment charges; amortization of intangible assets; non-cash interest expense; gain or loss on disposition of assets; and the combined tax effect of the preceding adjustments, as well as related per share data:

	Three Months Ended
	March 31,
	2022	2021
Net income available to common stockholders	$24,252	$25,055
Closure and impairment charges	146	2,010
Amortization of intangible assets	2,665	2,688
Non-cash interest expense	714	712
(Gain) loss on disposition of assets	(1,296)	167
Net income tax provision for above adjustments	(580)	(1,506)
Net income allocated to unvested participating restricted stock	(38)	(88)

Net income available to common stockholders, as adjusted	$25,863	$29,038

Diluted net income available to common stockholders per share:
Net income available to common stockholders per share:	$1.45	$1.51
Closure and impairment charges	0.01	0.09
Amortization of intangible assets	0.12	0.12
Non-cash interest expense	0.03	0.03
(Gain) loss on disposition of assets	(0.06)	0.01
Net income allocated to unvested participating restricted stock	(0.00)	(0.01)
Rounding	(0.01)	—

Diluted net income available to common stockholders per share, as adjusted	$1.54	$1.75

Numerator for basic EPS - net income available to common stockholders, as adjusted	$25,863	$29,038
Effect of unvested participating restricted stock using the two-class method	1	7

Numerator for diluted EPS - net income available to common stockholders, as adjusted	$25,864	$29,045

Denominator for basic EPS - weighted-average shares	16,722	16,460
Dilutive effect of stock options	36	170

Denominator for diluted EPS - weighted-average shares	16,758	16,630

Dine Brands Global, Inc. and Subsidiaries

Non-GAAP Financial Measures

(Unaudited)

Reconciliation of the Company’s cash flows provided by operating activities to “adjusted free cash flow” (cash flows (used in) provided by operating activities, plus receipts from notes and equipment contracts receivable, less additions to property and equipment). Management uses this liquidity measure in its periodic assessments of, among other things, the amount of cash dividends per share of common stock and repurchases of common stock. We believe it is important for investors to have the same measure used by management for that purpose. Adjusted free cash flow does not represent residual cash flow available for discretionary purposes.

	Three Months Ended March 31,
	2022	2021
	(In millions)
Cash flows (used in) provided by operating activities	$(7.8)	$30.6
Receipts from notes and equipment contracts receivable	3.0	2.5
Net additions to property and equipment	(5.3)	(2.4)

Adjusted free cash flow	(10.1)	30.7
Dividends paid on common stock	(14.6)	—
Repurchase of common stock	(41.6)	—

	$(66.3)	$30.7

Dine Brands Global, Inc. and Subsidiaries

Non-GAAP Financial Measures

(in thousands)

(Unaudited)

Reconciliation of the Company’s net income to “adjusted EBITDA.” The Company defines adjusted EBITDA as net income or loss, adjusted for the effect of closure and impairment charges, interest charges, income tax provision or benefit, depreciation and amortization, non-cash stock-based compensation, gain or loss on disposition of assets, other non-income based taxes and other items deemed not reflective of current operations. Management may use certain non-GAAP measures along with the corresponding U.S. GAAP measures to evaluate the performance of the Company and to make certain business decisions.

	Three Months Ended March 31,
	2022	2021
Net income, as reported	$24,850	$25,603
Closure and impairment charges	146	2,010
Interest charges on finance leases	1,251	1,464
All other interest charges	16,362	17,244
Income tax provision (benefit)	9,307	(1,589)
Depreciation and amortization	9,930	9,987
Non-cash stock-based compensation	4,342	3,097
(Gain) loss on disposition of assets	(1,296)	167
Other	312	134

Adjusted EBITDA	$65,204	$58,117

Dine Brands Global, Inc. and Subsidiaries

Restaurant Data

(Unaudited)

The following table sets forth, for the three months ended March 31, 2022 and 2021, the number of “Effective Restaurants” in the Applebee’s and IHOP systems and information regarding the percentage change in sales at those restaurants compared to the same periods in the prior year and, as such, the percentage change in sales at Effective Restaurants is based on non-GAAP sales data. Sales at restaurants that are owned by franchisees and area licensees are not attributable to the Company. However, we believe that presentation of this information is useful in analyzing our revenues because franchisees and area licensees pay us royalties and advertising fees that are generally based on a percentage of their sales, and, where applicable, rental payments under leases that partially may be based on a percentage of their sales. Management also uses this information to make decisions about future plans for the development of additional restaurants as well as evaluation of current operations.

	Three Months Ended March 31,
	2022	2021
Applebee’s
Global Effective Restaurants(a)
Franchise	1,607	1,628
Company	69	69

Total	1,676	1,697

System-wide(b)
Domestic sales percentage change(c)	13.9%	1.2%
Domestic same-restaurant sales percentage change(d)	14.3%	11.9%
Franchise(b)
Domestic sales percentage change(c)	14.1%	0.7%
Domestic same-restaurant sales percentage change(d)	14.5%	11.5%
Average weekly domestic unit sales (in thousands)	$53.9	$46.8
IHOP
Global Effective Restaurants(a)
Franchise	1,586	1,563
Area license	155	157

Total	1,741	1,720

System-wide(b)
Sales percentage change(c)	19.9%	(12.1)%
Domestic same-restaurant sales percentage change, including area license restaurants(d)	18.1%	(0.9)%
Franchise(b)
Sales percentage change(c)	20.5%	(12.9)%
Domestic same-restaurant sales percentage change(d)	18.6%	(1.9)%
Average weekly unit sales (in thousands)	$34.9	$29.4
Area License (b)
Sales percentage change(c)	14.4%	(3.7)%

Dine Brands Global, Inc. and Subsidiaries

Restaurant Data

(Unaudited)

(a)

“Global Effective Restaurants” are the weighted average number of restaurants open in a given fiscal period, adjusted to account for restaurants open for only a portion of the period. Information is presented for all Effective Restaurants in the Applebee’s and IHOP systems, which includes restaurants owned by franchisees and area licensees as well as those owned by the Company. Effective Restaurants do not include units operated as ghost kitchens (small kitchens with no store-front presence, used to fill off-premise orders).

(b)

“System-wide” sales are retail sales at domestic Applebee’s restaurants operated by franchisees and IHOP restaurants operated by franchisees and area licensees, as reported to the Company, in addition to retail sales at company-operated restaurants. System-wide sales do not include retail sales of ghost kitchens. Sales at restaurants that are owned by franchisees and area licensees are not attributable to the Company. An increase or decrease in franchisees’ reported sales will result in a corresponding increase or decrease in our royalty revenue. Unaudited reported sales for Applebee’s domestic franchise restaurants, Applebee’s company-operated restaurants, IHOP franchise restaurants and IHOP area license restaurants for the three months ended March 31, 2022 and 2021 were as follows:

	Three Months Ended March 31,
	2022	2021
	(In millions)
Reported sales
Applebee’s domestic franchise restaurant sales	$1,055.0	$924.7
Applebee’s company-operated restaurants	39.4	35.9
IHOP franchise restaurant sales	719.6	596.7
IHOP area license restaurant sales	70.5	61.7

Total	$1,884.5	$1,619.0

(c)

“Sales percentage change” reflects, for each category of restaurants, the percentage change in sales in any given fiscal period compared to the prior fiscal period for all restaurants in that category.

(d)

“Domestic same-restaurant sales percentage change” reflects the percentage change in sales, in any given fiscal period, compared to the same weeks in the prior year for domestic restaurants that have been operated during both fiscal periods that are being compared and have been open for at least 18 months. Because of new unit openings and restaurant closures, the domestic restaurants open during both fiscal periods being compared may be different from period to period.

Dine Brands Global, Inc. and Subsidiaries

Restaurant Data

(Unaudited)

	Three Months Ended
	March 31,
	2022	2021
Applebee’s Restaurant Development Activity
Summary - beginning of period:
Franchise	1,611	1,640
Company	69	69

Total Applebee’s restaurants, beginning of period	1,680	1,709

Franchise restaurants opened:
Domestic	1	2
International	—	—

Total franchise restaurants opened	1	2

Franchise restaurants closed:
Domestic	(4)	(4)
International	(2)	(2)

Total franchise restaurants closed	(6)	(6)

Net franchise restaurant reduction	(5)	(4)

Summary - end of period:
Franchise	1,606	1,636
Company	69	69

Total Applebee’s restaurants, end of period	1,675	1,705

Domestic	1,575	1,596
International	100	109

IHOP Restaurant Development Activity
Summary - beginning of period:
Franchise	1,595	1,611
Area license	156	158
Company	—	3

Total IHOP restaurants, beginning of period	1,751	1,772

Franchise/area license restaurants opened:
Domestic franchise	7	8
Domestic area license	1	—
International franchise	2	—

Total franchise/area license restaurants opened	10	8

Franchise/area license restaurants closed:
Domestic franchise	(3)	(16)
Domestic area license	(1)	(2)
International franchise	(1)	(9)

Total franchise/area license restaurants closed	(5)	(27)

Net franchise/area license restaurant additions (reductions)	5	(19)
Franchise restaurants reacquired by the Company	—	(1)

Net franchise/area license restaurant increase (decrease)	5	(20)

Summary - end of period
Franchise	1,600	1,593
Area license	156	156
Company	—	4

Total IHOP restaurants, end of period	1,756	1,753

Domestic	1,661	1,660
International	95	93

The restaurant counts and activity presented above do not include two domestic Applebee’s ghost kitchens (small kitchens with no store-front presence, used to fill off-premise orders), 10 international Applebee’s ghost kitchens and 19 international IHOP ghost kitchens at March 31, 2022 and three domestic Applebee’s ghost kitchens and two IHOP international ghost kitchens at March 31, 2021.